Exhibit 10.6

Atlas Energy Solutions Inc.

Management Change in Control Severance Plan

ARTICLE I

Purpose

This Atlas Energy Solutions Inc. Management Change in Control Severance Plan has been established by the Company on May 22, 2023 (the “Effective Date”) to provide Participants with the opportunity to receive severance protection in connection with a Change in Control of the Company. The purpose of the Plan is to attract and retain talent and to assure the present and future continuity, objectivity, and dedication of management in the event of any Change in Control to maximize the value of the Company on a Change in Control. The Plan is intended to be a top hat welfare benefit plan under ERISA.

Capitalized terms used but not otherwise defined herein have the meanings set forth in 1Article II.

ARTICLE II

Definitions
Section 2.01
“Administrator” means the Compensation Committee of the Board or any other person or committee appointed by the Board to administer the Plan.
Section 2.02
“Affiliate” means any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company and any predecessors to such entity; provided, however, that a natural person shall not be considered an Affiliate.
Section 2.03
“Board” means the Board of Directors of the Company.
Section 2.04
“Cause” means:
(a)
Participant’s breach of any provisions of this Plan, or any other written agreement between the Participant and the Company, including the Participant’s breach of any representation, warranty, or covenant made under any such agreement;
(b)
Participant’s material breach of any policy or code of conduct established by the Company and applicable to the Participant;
(c)
Participant’s violation of any law applicable to the workplace (including any law regarding anti-harassment, anti-discrimination, or anti-retaliation);
(d)
Participant’s gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft, or embezzlement;

Exhibit 10.6

(e)
The commission by the Participant of, or conviction or indictment of the Participant for, or plea of nolo contendere by the Participant to, any felony (or state-law equivalent) or any crime involving moral turpitude; or
(f)
Participant’s willful failure or refusal, other than due to Disability to: (i) perform Participant’s obligations pursuant to this Plan or any other agreement with the Company; or (ii) follow any lawful directive from the Company, each as determined by the Company; provided, however, that if the Participant’s actions or omissions as set forth in this Section 2.04(g) are of such a nature that the Company determines that they are curable by the Participant, such actions or omissions must remain uncured thirty (30) days after the Company first provided the Participant written notice of the obligation to cure such actions or omissions.
Section 2.05
“Change in Control” has the same meaning of a “Change in Control” or similar term within the Company’s then-current LTIP.
Section 2.06
“Change in Control Multiplier” shall be the number assigned to each Eligible Person on Appendix A attached hereto in order to calculate his or her Change in Control Severance.
Section 2.07
“Change in Control Severance” has the meaning set forth in Section 4.02(a).
Section 2.08
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
Section 2.09
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
Section 2.10
“Company” means Atlas Energy Solutions Inc. a Delaware corporation, and any successor thereto.
Section 2.11
“Confidentiality Agreement” has the meaning set forth in Section 6.01.
Section 2.12
“Confidential Information” refers to an item of information, or a compilation of information, in any form (tangible or intangible), related to the business of the Company that the Company and its Affiliates have not made public or authorized public disclosure of, and that is not generally known to the public through proper means including, but not limited to, knowledge, information and materials about: technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets; methods of operation and operational data and techniques; customer lists, customer or client data, preferences, and purchasing histories; nonpublic information regarding products and services; know-how, formulations, research and development, including information regarding discoveries, new products or services not yet released to the public; the Company’s and its Affiliates’ programs to minimize environmental and occupational hazards and health and safety risks; business plans; and confidential information about strategic, financial, marketing, pricing, human resources information obtained from a

Exhibit 10.6

confidential personnel file (such as internal evaluations of the performance, capability and potential of any employee of the Company or its Affiliates) and other proprietary matters relating to the Company and its Affiliates. Confidential Information does not include information lawfully acquired by a non-management employee about wages, hours or other terms and conditions of non-management employees if used by them for purposes protected by §7 of the National Labor Relations Act (the NLRA) such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for their mutual aid or protection.
Section 2.13
“Covered Period” means the period of time beginning six (6) months prior to the occurrence of a Change in Control and lasting through the eighteen (18)-month anniversary of the occurrence of the Change in Control.
Section 2.14
“Disability” means with respect to any Participant, a condition such that the Participant by reason of physical or mental disability becomes unable to perform his or her normal duties for more than 180 days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any twelve (12)-month period.
Section 2.15
“Effective Date” has the meaning set forth in Article I1.
Section 2.16
“Eligible Employee” means any member of the management team that the Board has appointed as of the Effective Date or as documented on Appendix A; provided, however, that any member of the management team who has previously entered into an individual employment agreement with the Company is excluded from participating in this Plan.
Section 2.17
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
Section 2.18
“Good Reason” means:
(a)
An adverse change in the Participant’s title, duties or responsibilities (including reporting responsibilities):
(b)
A reduction in the Participant’s base salary without the written consent of Participant, unless comparable reductions in salary are effective for all similarly situated executives of the Company;
(c)
A relocation of the Participant’s primary work location to a distance of more than fifty (50) miles from its location as of immediately prior to such change; or
(d)
A material breach by the Company of any of its obligations under this Plan.

The Company and the Participant agree that Good Reason does not exist unless and until the Participant provides the Company with written notice of the acts alleged to constitute Good Reason within ninety (90) days of the Participant’s knowledge of the occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice. Participant must terminate employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Good Reason.

Exhibit 10.6

Section 2.19
“LTIP” means the Atlas Energy Solutions Inc. Long Term Incentive Plan, as amended, or any successor or replacement plan.
Section 2.20
“Participant” has the meaning set forth in Section 3.01.
Section 2.21
“Participation Agreement” means the latest participation agreement delivered by the Company to a Participant informing the Eligible Employee of the Eligible Employee’s participation in the Plan and containing any terms and conditions that may be applicable to the Eligible Employee in addition to or contrary to the terms of this Plan.
Section 2.22
“Plan” means this Atlas Energy Solutions Inc. Management Change in Control Severance Plan, as may be amended and/or restated from time to time.
Section 2.23
“Qualifying Termination” means the termination of a Participant’s employment for either:
(a)
by the Company without Cause; or
(b)
by the Participant for Good Reason.

For purposes of clarity, a termination due to death or Disability shall not be deemed to be a Qualifying Termination pursuant to this Plan.

Section 2.24
“Release” has the meaning set forth in Section 5.01(b).
Section 2.25
“Release Expiration Date” means that date that is twenty-one (21) days following the date upon which the Company delivers the Release to the Employee (which shall occur no later than seven (7) days after the Participant’s Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.
Section 2.26
“Severance” has the meaning set forth in Section 4.01(a).
Section 2.27
“Severance Benefits” shall mean, as the context requires, the amounts to be paid pursuant to Article IV.
Section 2.28
“Severance Multiplier” shall be the number assigned to each Eligible Person on Appendix A attached hereto in order to calculate his or her Severance.
Section 2.29
“Specified Employee Payment Date” has the meaning set forth in Section 10.13(b).

Exhibit 10.6

ARTICLE III

Participation
Section 3.01
Participants. The Administrator shall designate and provide written notice to each Eligible Employee chosen by the Administrator to participate in the Plan (each, a “Participant”). Appendix A of the Plan, as it may be updated from time to time by the Administrator, shall at all times contain a current list of Participants. Updates to Appendix A shall not require an amendment of the Plan and the Administrator has the ability to amend or modify Appendix A at any time without Participant consent.
ARTICLE IV

Severance BENEFITS
Section 4.01
Severance. If a Participant has a Qualifying Termination outside of a Covered Period or experiences a termination of employment due to the Participant’s death or Disability (whether or not in connection with a Covered Period), then, subject to Article V, the Company will provide the Participant with the following:
(a)
A cash severance payment calculated by multiplying the Participant’s Severance Multiplier by the aggregate amount of the Participant’s base salary and target cash bonus amount for the year in which the applicable termination occurs (the “Severance”). The Severance will be paid in a lump sum within sixty (60) days following the date of such Qualifying Termination.
(b)
A lump-sum cash payment equal to the pro-rated amount of the Participant’s target cash bonus award set for the year in which the applicable Qualifying Termination occurs, pro-rated on a daily basis for the applicable calendar year and paid in a lump sum within sixty (60) days following the date of such Qualifying Termination.
(c)
If the Participant elects to continue coverage for the Participant and the Participant’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to COBRA, then the Company shall provide the Participant with a lump-sum cash payment equal to the difference between the amount Employee is estimated to pay to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans for a period of eighteen (18) months (the “COBRA Benefit”).
(i)
The COBRA Benefit shall be paid to the Participant in a lump sum within sixty (60) days following the date of the applicable Qualifying Termination event.
(ii)
Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax, or other adverse impact on the Company, then the Company and the Participant shall negotiate in good faith to determine an alternative manner

Exhibit 10.6

in which the Company may provide substantially equivalent benefits to the Participant without such adverse impact on the Company.
(d)
Payment or reimbursement, as applicable, of (i) earned but unpaid base salary as of the date of the applicable termination; (ii) all incurred but unreimbursed expenses for which the Participant is entitled to reimbursement; and (iii) benefits to which Employee is entitled under the terms of any applicable Company benefit plan or program (collectively, the “Accrued Benefits”). Any amounts due to the Participant pursuant to clause (i) of this paragraph shall be paid in a lump sum within sixty (60) days following the applicable termination date; amounts due pursuant to clauses (ii) or (iii) will be paid in accordance with the terms of the applicable plan, policy, or arrangement to which they relate.
Section 4.02
Change in Control Severance. If a Participant has a Qualifying Termination during the Covered Period, then, subject to Article V, the Company will provide the Participant with the following:
(a)
A cash severance payment calculated by multiplying the Participant’s Severance Multiplier by the aggregate amount of the Participant’s base salary and target cash bonus amount for the year in which the applicable termination occurs (together, the “Change in Control Severance”). The Change in Control Severance will be paid in a lump sum within sixty (60) days following the later to occur of (i) the date of such Qualifying Termination; or (ii) the date of the Change in Control.
(b)
A lump-sum cash payment equal to the amount of the Participant’s target cash bonus award set for the year in which the applicable Qualifying Termination occurs paid in a lump sum within sixty (60) days following the later to occur of (i) the date of such Qualifying Termination; or (ii) the date of the Change in Control.
(c)
If the Participant elects to continue coverage for the Participant and the Participant’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to COBRA, then the Company shall provide the Participant with a lump-sum cash payment equal to the difference between the amount Employee is estimated to pay to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans for a period of twenty-four (24) months (the “CIC COBRA Benefit”).
(i)
The CIC COBRA Benefit shall be paid to the Participant in a lump sum within sixty (60) days following the later to occur of (i) the date of such Qualifying Termination; or (ii) the date of the Change in Control.
(ii)
Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax, or other adverse impact on the Company, then the Company and the Participant shall negotiate in good faith to determine an alternative manner

Exhibit 10.6

in which the Company may provide substantially equivalent benefits to the Participant without such adverse impact on the Company.
(d)
The Accrued Benefits, paid under the terms and conditions set forth in Section 4.01(c) above.
Section 4.03
LTIP Awards. Upon a termination of a Participant’s employment for any reason, all outstanding LTIP awards that the Participant holds at the time of the applicable termination of employment shall be governed by the terms and conditions of the LTIP and the Participant’s individual LTIP award agreements.
ARTICLE V

Conditions
Section 5.01
Conditions. A Participant’s entitlement to any Severance Benefits under 5this Plan, or the right to continue receiving such Severance Benefits, will be subject to:
(a)
The Participant executing and delivering to the Company his or her Participation Agreement in accordance with the terms thereof;
(b)
The Participant executes on or before the Release Expiration Date and does not revoke within any time provided by the Company to do so, a release of all claims in a form acceptable to the Company, consistent with the form of general release on Appendix B (the “Release”), which Release shall release the Company’s respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents, and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of the Participant’s employment with the Company or the termination of such employment, but excluding all claims to Severance Benefits the Participant may have under Article IV; provided, however, that if the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by the Participant, then the Participant shall not be entitled to any portion of the Severance Benefits under Article IV;
(c)
The Participant is in continual compliance with the restrictive covenants set forth in Article VI below; and
(d)
With respect to the COBRA Benefit only, the Participant timely and properly electing continuation coverage under COBRA.
ARTICLE VI

Restrictive Covenants
Section 6.01
Restrictive Covenants Generally. Notwithstanding the provisions herein, the Participant acknowledges that he or she is subject to that certain Confidentiality and Intellectual Property Agreement entered into with the Company (the “Confidentiality Agreement”), which

Exhibit 10.6

governs certain restrictive covenants agreed upon between the Participant and the Company; should any provisions of this Article VI conflict with the Confidentiality Agreement, that Confidentiality Agreement shall control. Except as otherwise provided in this Plan, the Participant further acknowledges that during the course of his or her employment, the Participant became aware of and familiar with proprietary, secret, and other Confidential Information relating to the Company’s business. In consideration of the Participants’ receipt and access to the Confidential Information, and as a condition of a Participant’s continued employment and potential receipt of benefits pursuant to this Plan, each Participant shall comply with and be bound by any provisions in this Plan regarding Confidential Information and other restrictive covenants contained in this Article VI. Each Participant shall also expressly agree by his or her participation in this Plan that the Company’s products, services, and designs are unique, and that the Company (including its subsidiaries and its Affiliates) shall have a legitimate business interest in protecting its relationship with any customers, potential customers, Confidential Information, including goodwill and its investment in its employees.
Section 6.02
Confidentiality. Participant agrees that both during the Participant’s employment period and thereafter, except as permitted by this Plan or by a directive of the Company, Participant shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information in any way that is not for the benefit of the Company (including its subsidiaries and Affiliates). Participant shall follow all Company policies and protocols communicated to Participant in writing regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except in connection with the performance of Participant’s duties on behalf of the Company, Participant shall not remove from facilities of the Company any equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that constitute or contain Confidential Information, whether paper or electronic and whether produced by Participant or obtained by the Company. The covenants of this Section 6.02 shall apply to all Confidential Information, whether now known or later to become known to Participant during the period that Participant is employed by or affiliated with the Company. This Section 6.02 is not intended to prevent a Participant from disclosing Confidential Information to: (i) other employees of the Company who have a need to know the information in connection with the businesses of the Company; (ii) disclosures to counterparties, customers and suppliers when, in the reasonable and good faith belief of Participant, such disclosure is in connection with Participant’s performance of his or her duties and is in the best interests of the Company; or (iii) disclosures to a person or entity that has (A) been retained by the Company to provide services to the Company, and (B) agreed in writing to abide by the terms of a confidentiality agreement.
Section 6.03
Non-Disparagement. Participant agrees that neither he or she, nor anyone acting on his or her behalf, will make any derogatory or disparaging statement about the Company and/or the Employer Released Parties (as defined in Appendix B of the Release) to any individual or entity, including but not limited to, the Company’s actual or potential clients, customers, vendors, employees, financial or credit institutions, or the media, nor directly or indirectly take any action which is intended to embarrass any of them. For purposes of this Section 6.03, a disparaging statement is any communication, oral or written, which would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence,

Exhibit 10.6

fairness, or good character of the person to whom, or the entity to which the communication relates, regardless of whether the Company believes such statements to be, or such statements are in fact, truthful. The parties acknowledge and agree that the intent of this Section 6.03 is to avoid all derogatory or disparaging remarks by the Participant and not simply those which may be legally defined as defamatory. In the event that the Participant breaches this Section 6.03, the Participant explicitly agrees to pay all damages (including, but not limited to, litigation and/or defense costs, expenses, and reasonable attorneys’ fees) incurred by the Company as a result of the Participant’s breach. The parties agree that nothing in this Section 6.03 prohibits the Participant from engaging in any activity protected under the National Labor Relations Act.
Section 6.04
Cooperation. Participant agrees, for a reasonable period of time following the Termination Date, to use his or her best professional efforts to orderly windup his or her job duties and responsibilities. Participant further agrees, for a reasonable period of time following the Termination Date, to provide reasonable assistance to the Company (including assistance with litigation and arbitration matters), upon the Company’s reasonable request, concerning Participant’s previous employment-related responsibilities. Such assistance may include, but is not limited to, transferring signature authorities, communicating and/or meeting with the Company’s auditors and attorneys, giving deposition testimony, attending depositions, reviewing pleadings, including discovery pleadings, and attending and giving testimony in court and arbitration proceedings. Participant also covenants and agrees to return to the Company all of the Company’s property and confidential and/or proprietary information, if any, that is in Participant’s possession, including but not limited to, information stored electronically on computer drives, disks, or smartphones.
Section 6.05
Remedies. Participant agrees that in the event of the Participant’s breach or threatened breach of this Plan and restrictive covenants, the Company: (i) may pursue any remedies available under this Plan, including but not limited to, the recovery of the severance consideration set forth in Article IV of this Plan, and any other monetary damages; and (ii) has the right to cease payment of unpaid amounts set forth in Article IV of this Plan. The Participant also agrees that in the event of the parties’ breach or threatened breach of this Plan, the parties may suffer irreparable injury and damage to which an award of money to Participant or the Company would not be an adequate remedy. Participant therefore also agrees that in the event of said breach or any reasonable threat of breach, the parties shall be entitled to seek an immediate injunctive relief to prevent such breach, threatened breach, and/or continued breach by the Company, Participant, and/or any and all persons and/or entities acting for and/or with Participant. Participant and the Company further agree that the provisions of this Plan are reasonable. In the event that Participant ever breaches any provision or obligation under this Plan, Participant explicitly agrees to pay all damages (including, but not limited to, litigation and/or defense costs, expenses, and reasonable attorneys’ fees) incurred by the Company as a result of the Participant’s breach. Nothing in this Section 6.05 shall, or is intended to, limit or restrict any other rights or remedies the Company may have by virtue of this Plan or otherwise.
ARTICLE VII

280G Matters

Exhibit 10.6

Notwithstanding anything to the contrary in the Plan, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in the Plan, together with any other payments and benefits which such Participant has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in the Plan shall be either:

(a)
Reduced (but not below zero) so that the present value of such total amounts and benefits received by such Participant from the Company will be one dollar ($1.00) less than three (3) times such Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by such Participant shall be subject to the excise tax imposed by Section 4999 of the Code; or
(b)
Paid in full,

whichever produces the better net after-tax position to such Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, second, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three (3) times such Participant’s base amount, then such Participant shall be required to immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Article VII shall require the Company to be responsible for, or have any liability or obligation with respect to, such Participant’s excise tax liabilities under Section 4999 of the Code.

ARTICLE VIII

Claims Procedures
Section 8.01
Initial Claims. A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within sixty (60) days after the Participant’s Qualifying Termination. Claims should be addressed and sent to:

Atlas Energy Solutions
c/o Company Secretary
5918 W. Courtyard Dr., Suite 500
Austin, Texas 78730

Exhibit 10.6

If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within ninety (90) days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, then written notice of the extension will be furnished to the Participant before the termination of the initial ninety (90)-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:

(a)
The specific reason or reasons for the denial of the Participant’s claim;
(b)
References to the specific Plan provisions on which the denial of the Participant’s claim was based;
(c)
A description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(d)
A description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
Section 8.02
Appeal of Denied Claims. If the Participant’s claim is denied and he or she wishes to submit a request for a review of the denied claim, then the Participant, or his or her authorized representative, must follow the procedures described below:
(a)
Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than sixty (60) days after the Participant has received written notification of the denial.
(b)
The Participant has the right to submit in writing to the Administrator any comments, documents, records, and other information relating to his or her claim for benefits.
(c)
The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records, and other information that is relevant to his or her claim for benefits.
(d)
The review of the denied claim will take into account all comments, documents, records, and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.
Section 8.03
Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within sixty (60) days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which

Exhibit 10.6

require an extension of this sixty (60)-day period. In any such case, the Administrator will notify the Participant in writing within the sixty (60)-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:
(a)
The specific reason or reasons for the denial of the Participant’s claim;
(b)
Reference to the specific Plan provisions on which the denial of the Participant’s claim is based;
(c)
A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to his or her claim for benefits; and
(d)
A statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.
Section 8.04
Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)
No claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
(b)
In any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
Section 8.05
Attorney’s Fees. The Company and each Participant shall bear their own attorneys’ fees incurred in connection with any disputes between them.
ARTICLE IX

Administration, Amendment and Termination
Section 9.01
Administration. The Administrator has the exclusive right, power, and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:
(a)
administer the Plan according to its terms and to interpret Plan policies and procedures;

Exhibit 10.6

(b)
resolve and clarify inconsistencies, ambiguities, and omissions in the Plan, and among and between the Plan and other related documents;
(c)
take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;
(d)
make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;
(e)
process and approve or deny all claims for benefits; and
(f)
decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.

The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

Section 9.02
Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time, by providing at least ninety (90) days advance written notice to each Participant; provided that no such amendment or termination that has the effect of reducing or diminishing the right of any Participant will be effective without the written consent of such Participant.
ARTICLE X

General Provisions
Section 10.01
At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.

Section 10.02
Effect on Other Plans, Agreements and Benefits.
(a)
Any Severance Benefits payable to a Participant under the Plan will be: (i) in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.

Exhibit 10.6

(b)
Any Severance Benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.
Section 10.03
Mitigation and Offset. If a Participant obtains other employment, then such other employment will not affect the Participant’s rights or the Company’s obligations under the Plan. The Company may reduce the amount of any Severance Benefits otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to the Company, and the Participant shall be deemed to have consented to such reduction.
Section 10.04
Severability. The invalidity or unenforceability of any other provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any other provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void, or unenforceable, such provision shall be deemed modified, amended, and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.
Section 10.05
Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.
Section 10.06
Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
Section 10.07
Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses, or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.
Section 10.08
Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, or otherwise encumber, transfer, hypothecate, or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.
Section 10.09
Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

Exhibit 10.6

Section 10.10
Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Texas without regard to conflicts of law principles. Any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Texas, county of Travis, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
Section 10.11
Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
Section 10.12
Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
Section 10.13
Section 409A.
(a)
The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.
(b)
Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six (6)-month anniversary of the Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Participant’s separation from service occurs shall be paid to the

Exhibit 10.6

Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant’s execution of a Release, then the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.
(c)
To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.

APPENDIX A

Eligible Employees

Name/Title or Position	Severance Multiplier	Change in Control Severance Multiplier
Executive Chairman	2X	3X
President and Chief Executive Officer	2X	3X
Section 16 Officers	1.5X	2X
Other Officers	1X	1.5X

A-1

Exhibit 10.6

APPENDIX B

The following Release is intended to be an example of the material terms of the general form of Release that shall be used in connection with the

Atlas Energy Solutions Inc. Management Change in Control Severance Plan

FORM OF GENERAL RELEASE

This General Release (the “Release”) constitutes the Release referred to in that certain [Atlas Energy Solutions Inc.] Management Change in Control Severance Plan (as amended the “Plan”), by and among [●] (the “Employee”) and the Company.

(a) In exchange for and in consideration of the payments, benefits, and other commitments described above within the Plan that are conditioned upon the proper execution of a Release, Employee, individually, and for each of Employee’s heirs, executors, administrators, and assigns, hereby FULLY RELEASES, QUITS AND FOREVER DISCHARGES the Company and each of its respective predecessors, assigns, and Affiliates and its respective officers, managers, boards of directors, employees, attorneys and agents, past and present (collectively, the “Employer Released Parties”), of and from any and all claims, liabilities, causes of action, demands to any rights, damages, costs, attorneys’ fees, expenses, and compensation whatsoever, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, that Employee may now have, has ever had, or hereafter may have, relating directly or indirectly to Employee’s employment with any Employer Released Party or the termination of such employment or arising out of or relating to the Plan or any other agreement, plan, policy or program of the Company. Such claims may include, but are not limited to, claims for wages, back pay, front pay, commissions, bonuses, equity grants, profits interests, long term incentive plans, stock options, overrides, reimbursement, reinstatement, damages or benefits, Employee also releases any and all claims Employee may have that arose prior to the date of this Release, and hereby specifically waives and releases all claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Family and Medical Leave Act, the Employment Retirement Income Security Act of 1974, as amended, the National Labor Relations Act, the Fair Labor Standards Act, and any and all state or local statutes, ordinances, or regulations, as well as all claims arising under federal, state or local law, involving any tort, employment contract claim whether express or implied, “wage and hour” or other claim, of any nature, for compensation or reimbursement claim of any type, including but not limited to, wrongful discharge, or any other claim. Employee covenants not to sue the Employer Released Parties for any claim released by this Release.

(b) By signing this Release, Employee does not hereby waive any rights or claims: (i) for unemployment or workers’ compensation; (ii ) that arise after Employee

2

Exhibit 10.6

signs this Release; (iii) for which private waivers or releases are prohibited by applicable law; or (iv) to bring a lawsuit against the Company to enforce the Company’s obligations under this Release. This Release also does not prevent Employee from filing or participating in a charge of discrimination filed with the Equal Employment Opportunity Commission or any similar state or local agency, or a charge with the National Labor Relations Board or any other governmental agency.

Further, this Release does not limit Employee’s right or ability to: (i) disclose information required by law; (ii) report a possible violation of any law or regulation to any government agency or entity, or make disclosures that are protected under the whistleblower provisions of any law; (iii) initiate, provide information to, testify at, participate, or otherwise assist, any governmental, regulatory, law enforcement agency, legislative body, any self-regulatory organization, or the Company’s legal, compliance, or human resources officers in any investigation or proceeding brought by relating to an alleged violation of any federal, state, or municipal law; or (iv) respond to any inquiry from such authority, including an inquiry about the existence of this Release or its underlying facts. Employee also does not need to notify the Company or seek the Company’s prior authorization before making such disclosures or engaging in such communications.

(c) Employee represents and warrants that he or she does not presently have on file, and further agrees to the maximum extent allowed by law that he or she will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Company and/or the Employer Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions or omissions by the Company and/or the Employer Released Parties occurring prior to the date of your execution of this Release. Except to enforce the terms of this Release and subject to the exceptions and rights set forth above, Employee understands that if Employee breaks this promise, he or she agrees to pay all costs incurred by Employer Released Parties (or any of them), including reasonable attorney’s fees, in defending against such claim and return all but $500 of the Severance Benefits provided pursuant to the Plan, and that the Company may be entitled to additional monetary damages, including associated court costs and attorney fees, and that the Company may also seek injunctive relief to order specific performance of Employee’s obligations under this Release.

(d)
Employee also understands that even if this Release permits him or her to file a charge or lawsuit, he or she waives any right to recover back pay, front pay, liquidated damages, punitive damages, compensatory damages, or attorney’s fees from the Company or the Employer Released Parties in any suit, complaint, charge, or other proceeding filed by Employee or any person or entity for any alleged injury personally suffered by Employee.
(e)
Employee understands this is a FULL, COMPLETE AND FINAL RELEASE, and that the consideration set forth above is accepted in FULL COMPROMISE AND SETTLEMENT of causes of action, claims of disputes that the Employee has or may have in the future, and that the parties released do not admit any liability but, to the

3

Exhibit 10.6

contrary, the parties hereby released deny there is any legal liability on their part, but have agreed to enter into this Release in an effort to avoid any dispute.

Notwithstanding the initial effectiveness of this Release, Employee may revoke the delivery (and therefore the effectiveness) of this Release within the seven (7)-day period beginning on the date Employee delivers this Release to the Company (such seven (7)-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be delivered to [title] before 11:59 p.m., Central Time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Release shall be of no force or effect and shall be null and void ab initio. No consideration pursuant to the Plan shall be paid if this Release is revoked by Employee in the foregoing manner.

Executed on this ___________ day of _____________, _______.

_________________________________

4